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                                                                    EXHIBIT 23.3

       CONSENT OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

We hereby consent to the use of our name in the April 2005 Registration
Statement on Form S-4 (File # 333-     ) of Simmons Company regarding its 10%
Senior Discount Notes due 2014. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
__________________________________________________________
Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
April 13, 2005